Exhibit 23

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Cass Information Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-44499, 033-91456, 033-91568, 333-44497 and 333-143411) on Form S-8 of
Cass Information Systems, Inc. (the Company) of our reports dated March 11, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Cass Information Systems, Inc.

As discussed in notes 1 and 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/ KPMG LLP

St. Louis, Missouri
March 11, 2008

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